EXHIBIT 16.1

November 9, 2007

Mr. Scott Schecter
Chief Financial Officer
HydroGen Corporation
2 Juniper Street
Versailles, PA 15132

Dear Mr. Schecter:

Effective October 3, 2007, the partners of Goldstein Golub Kessler LLP (GGK), became partners of McGladrey & Pullen, LLP in a limited asset purchase agreement. As a result of this transaction, the client-auditor relationship between HydroGen Corporation and GGK, independent registered public accounting firm, has ceased effective November 9, 2007.

Sincerely,

/s/ GOLDSTEIN GOLUB KESSLER LLP
GOLDSTEIN GOLUB KESSLER LLP

cc:	PCAOB Letter File
            Office of the Chief Accountant
            Securities and Exchange Commission
            100 F Street N.E.
            Washington, D.C. 20549-7561